MANAGED SERVICES AGREEMENT

THIS MANAGED SERVICES AGREEMENT (the “Agreement”) is made as of May 27, 2020 (”Effective Date”) by and between AHA Analytics, Inc. (“AHA” or “Company”), a Delaware corporation and Clinigence Health, Inc., a Delaware corporation (“Clinigence” or “Manager“).

RECITALS

WHEREAS, Company currently owns or has the right to certain intellectual property and rights, including but not limited to copyrights, patents, pending patents, and continuation in part, applications (the “Technology”);

WHEREAS, Company licensed the Technology to Manager under that certain Intellectual Property License Agreement dated May 27, 2020 (the “License Agreement”);

WHEREAS, Manager is a healthcare services company offering the Technology to customers as an advanced, cloud-based platform that aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations (the “Analytics Business”); and

WHEREAS, Company desires to engage the Manager to manage its Technology for itself and its subsidiaries, and the Manager desires to retain, operate and manage the Technology under the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

APPOINTMENT

1.1        Appointment of Manager. The Company hereby confirms the appointment of Manager to provide the management services specified in this Agreement (the “Management Services”) to the Company, subject to the terms and conditions set forth in this Agreement, and the Manager accepts such appointment.

1.2       Relationship of Company and the Manager. Manager, at all times, shall be independent of the Company. Nothing contained herein shall be deemed to make or render the Company a partner, co-venturer or other participant in the business or operations of the Manager, or in any manner to render Company liable, as principal, surety, guarantor, agent or otherwise for any of the debts, obligations or liabilities of Manager, including liabilities based upon the a manner in which the Manager provides the services under this Agreement, and liabilities related to Manager’s operations of the Analytics Business Similarly, nothing contained herein shall be deemed to make or render the Manager a partner, co-venturer or other participant in the business or operations of the Company, or in any manner to render Manager liable, as principal, surety, guarantor, agent or otherwise for any of the debts, obligations or liabilities of Company.

ARTICLE 2

SERVICES

3.1       Services. Commencing on the date of this Agreement, Manager will provide, supply and render such management and operational support services as are necessary to continue to maintain and keep the Technology up to date, in keeping with the ordinary course of business as it has customarily been used in the Analytics Business (the “Managed Services”).

3.2        Sub-Contractor. The Manager may, at its discretion, and at Manager’s expense, sub-contract any of the services to be provided by the Manager hereunder to other reputable companies as may be permitted hereunder from time to time, provided, that such company shall be sufficiently resourceful, experienced and qualified to fulfill the Manager’s duties and obligations hereunder, and, further, provided, that the Manager shall remain in all respects responsible for the due and proper performance by any such subcontractor. Company shall have the right at its sole reasonable discretion to object to a subcontractor.

Notwithstanding the foregoing, the Manager shall not have the authority, without the express written consent of the Company, to purchase in the name of the Company, or for use by the Company, any assets, or incur any indebtedness.

3.3       Consideration. As compensation for the Managed Services, Manager may collect all fees royalty free for providing the Analytics Business to third parties pursuant to the License Agreement.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. This Agreement shall continue until the date of termination of the License Agreement (“Term”).

4.2 Termination. Upon termination of this Agreement for any reason, Manager shall within sixty (60) days cease all use, offering for sale, and sale of the Analytics Business. To the extent reasonably practicable, each party shall promptly return and deliver to the other party all Confidential Information belonging to such party that is in its possession and shall certify in writing that it has not knowingly retained any copies of such.

ARTICLE 5

INDEMNIFICATION

5.1       By Manger. Manager shall indemnify, defend and hold harmless Company and its affiliates, their respective shareholders, officers, directors, employees, and agents, against and in respect of any and all losses, claims, damages, causes of action, actions, obligations, liabilities, deficiencies, suits, proceedings, actual out-of-pocket obligations and expenses (including cost of investigation, interest, penalties and reasonable attorneys' fees) (collectively, "Losses") arising out of or due to the operation of the Analytics Business by Manager, its affiliates, agents, servants and/or employees after Closing under the provisions of the Management Agreement. The obligations set forth in this Section 5.1 shall survive for a period of one (1) year following Termination.

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5.2       Procedure. If a party entitled to indemnification (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which a party is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 5.1 above, the Indemnitee shall promptly give the Indemnifying Party notice thereof (Indemnification Notice"). Such Indemnification Notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party provides the Indemnitee a defense to a third party claim at the Indemnifying Party's cost with a qualified attorney, Indemnitee may participate and/or monitor the defense with an attorney of the Indemnitee's selection (at the Indemnitee's own expense). Provided that the Indemnifying Party pays for the full cost of the settlement of any claim, the Indemnifying Party may settle any claim without the consent of the Indemnitee. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

ARTICLE 6

GENERAL PROVISIONS

6.1       Non-Assignment. The Agreement shall not be assigned or transferred in whole or in part by any party without the prior written consent of the others; provided, that the Company may assign the Agreement without notice or prior written consent to an acquirer of all or substantially all of the Company’s assets or at least a majority of its outstanding common stock . Any purported assignment or transfer in violation of this Section shall be void. This Agreement will bind and benefit the parties and their successors and assigns.

6.2       Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by Company and Manager. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.3       Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Manager:

Clinigence Holdings, Inc.

55 Ivan Allen Jr. Blvd. NW, #875

Atlanta, GA 30308

Attention: Jacob Margolin

Telephone No: (678) 778-5844

E-mail: kobi.margolin@clinigencehealth.com

If to Company:

Accountable Healthcare America Inc.

2455 East Sunrise Blvd., Suite 1204

Fort Lauderdale, FL 33304

Attention: Fred Sternberg

E-mail: fred.sternberg@ahahealthcare.net

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Dickinson Wright PLLC

350 East Las Olas Blvd., Suite 1750

Ft. Lauderdale, FL 33301

Attention: Joel Mayersohn, Esq.

Telephone No.: (954)-991-5426

E-mail: jmayersohn@dickisonwright.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

6.4       Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

6.5       No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

6.6       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.7       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.8       Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.

6.9       Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

6.10       Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

6.11       Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Delaware, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District of Delaware. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

6.12       Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

6.13       Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

COMPANY:

AHA Analytics, Inc.

By: ______________________________

Fred Sternberg

Chief Executive Officer

MANAGER:

Clinigence Health, Inc.

By: ______________________________

Elisa Luqman

Chief Financial Officer

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